Exhibit 2.4

EXECUTION VERSION

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE, AND ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH HEREUNDER.

THIS WARRANT (AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT) IS SUBJECT TO AN AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT, DATED AS OF THE DATE HEREOF, BY AND AMONG GENIUS SPORTS LIMITED (THE “COMPANY”), CERTAIN STOCKHOLDERS OF THE COMPANY, AND THE ORIGINAL HOLDER HEREOF (AS AMENDED FROM TIME TO TIME, THE “INVESTOR RIGHTS AGREEMENT”) AND ANY OTHER AGREEMENT BETWEEN THE ORIGINAL HOLDER AND THE COMPANY FROM TIME TO TIME. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS WARRANT MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH INVESTOR RIGHTS AGREEMENT OR ANY SUCH AGREEMENT.

Issued: April 26, 2021

WARRANT CERTIFICATE REPRESENTING WARRANTS TO PURCHASE SHARES

of

GENIUS SPORTS LIMITED

THIS WARRANT CERTIFICATE CERTIFIES THAT, for value received, NFL Enterprises LLC. (“NFL”), or its permitted assigns (the “Holder”), is the registered holder of 18,500,000 warrants (the “Warrants” and each, a “Warrant”) to purchase ordinary shares in the capital of the Company, par value $0.01 (as the same may be reclassified, renamed, exchanged or converted, the “Ordinary Shares”) of GENIUS SPORTS LIMITED, a company incorporated under the laws of Guernsey (the “Company”), in the amounts, at such times and at the price per share set forth herein.

1.    Purchase of Shares. Subject to the terms and conditions herein, each Warrant entitles the Holder, upon surrender of this Warrant Certificate to the Company, to purchase from the Company one (1) Ordinary Share (as adjusted pursuant to Section 6 hereof, the “Shares”), and, upon each purchase of a Share pursuant to the exercise of a Warrant, a B Share shall be repurchased or, in the Company’s discretion, redeemed by the Company and cancelled at par value, in each case, in accordance with the Amended and Restated Memorandum of Incorporation of the Company, as in effect from time to time (as amended from time to time, the “Memorandum of Incorporation”).

2.    Exercise Price and Exercise Period.

2.1    Exercise Price. The exercise price per Share for any Warrant shall be $0.01 per Share (the “Exercise Price”), subject to adjustment under Section 6 hereof.

2.2    Exercisability; Vesting of Shares. The Warrants shall vest on the schedule set forth on Exhibit B and each Warrant shall be exercisable at the option of the Holder from the time such Warrant has vested.

2.3    B Shares. As a condition to, and in connection with, the issuance of this Warrant Certificate, the Company will issue to the Holder on each date the Warrants are issued to Investor as set forth herein (as set forth on Exhibit B) a number of B Shares equal to the number of Warrants issued to Investor on such date.

2.4    Definitions. As used herein:

“B Share” means a redeemable B Share in the capital of the Company having a par value of $0.0001 and designated as a B Share, and having the rights provided for in the Memorandum of Incorporation.

“Change of Control” means (a) the sale of all or substantially all of the assets (in one transaction or a series of related transactions) of the Company to any person or entity (or group of persons or entities acting in concert), or (b) a liquidation, merger, stock exchange, recapitalization or other similar transaction of the Company, or other sale (in one transaction or a series of related transactions) of equity interests or voting power of the Company to a person or entity (or group of persons or entities acting in concert), in each case, that results, directly or indirectly, in any person or entity (or group of persons or entities acting in concert) acquiring beneficial ownership of more than 40% of the equity interests or voting power of the Company (or any resulting entity after such merger or recapitalization); provided, that none of the Listing, or any public offering, stock dividend or distribution, stock split, or any other similar capital structure change, shall in and of itself constitute a Change of Control; and provided, further that, for avoidance of doubt, the beneficial ownership of more than 40% of such equity interests or voting power by entities affiliated with Apax Partners LLP (excluding any of its portfolio companies) shall not, in and of itself, constitute a Change of Control.

“Investor Rights Agreement” means that certain amended and restated investor rights agreement of the Company dated April 26, 2021 by and among the Company, NFL, affiliates of Apax Partners LLP and certain other parties thereto.

“License Agreement” means that certain letter agreement dated April 1, 2021 between NFL and the Company with respect to the marketing and distribution of certain licensed assets.

“Member Club” means a professional football member club of the National Football League.

“NFL Permitted Transferee” means, with respect to NFL (a) any of the Member Clubs, (b) any Person owned 100%, directly or indirectly, by all the Member Clubs (but not, for avoidance of doubt, by any Person other than all the Member Clubs and/or an affiliate of NFL), including 32 Equity LLC for so long as 32 Equity LLC is owned 100%, directly or indirectly, by all the Member Clubs and/or an affiliate of NFL, and (c) any Affiliate of NFL that is under common control with NFL (it being understood that, notwithstanding anything to the contrary, this clause (c) shall not include any Affiliates or equityholders of any of the Member Clubs). Notwithstanding anything to the contrary, no Member Clubs that are NFL Permitted Transferee shall be permitted to further Transfer any vested Warrants to any of its Permitted Transferees (including to any Affiliates or equityholders of such Member Club as an NFL Permitted Transferee), except solely to NFL or the Persons described in clause (a), (b) or (c) of the preceding sentence.

“Transfer” has the meaning set forth in the Investor Rights Agreement and “Transferee” shall have the corresponding meaning.

3.    Method of Exercise.

(a)    Cash Exercise. The purchase rights represented by this Warrant Certificate may be exercised by the Holder, in whole or in part at any time, but only with respect to Warrants that are vested and exercisable, by surrender of this Warrant Certificate (with the notice of exercise form attached hereto as Exhibit A duly completed and executed, including specifying the number of Shares to be purchased) at the principal office of the Company, and by the payment to the Company, by certified, cashier’s or other check acceptable to the Company or by wire transfer to an account designated by the Company, of an amount equal to the aggregate Exercise Price of the Shares being purchased. Upon each purchase of a Share pursuant to the exercise of a Warrant, a B Share shall be repurchased or, in the Company’s discretion, redeemed by the Company and cancelled at par value, in each case, in accordance with the Memorandum of Incorporation, and the par value for such cancelled B Shares shall be paid by the Company to the Holder.

(b)    Net Issue Exercise. In lieu of exercising the Warrants represented by this Warrant Certificate, the Holder may elect to receive Shares equal to the value of the Warrants that are vested and exercisable (or the portion thereof being canceled) by surrender of this Warrant Certificate at the principal office of the Company together with notice of such election (including specification of whether all or only a portion of the vested and exercisable Warrants are intended to be canceled), in which event the Company shall issue to the Holder a number of Shares computed using the following formula with respect to Shares that are vested and exercisable:

X =	Y (A-B)
A

Where: X = the number of the Shares to be issued to the Holder.

Y = the number of vested and exercisable Warrants that are to be canceled.

A = the fair market value of one Share on the date of determination.

B = the per share Exercise Price (as adjusted to the date of such calculation).

Upon the cancellation of any Warrant pursuant to this Section 3(b), a B Share shall be repurchased or, in the Company’s discretion, redeemed by the Company and canceled at par value, in each case, in accordance with the Memorandum of Incorporation (and for greater certainty, the number of B Shares to be so repurchased or redeemed by the Company in connection with any net issue exercise contemplated by this Section 3(b) shall be equal to “Y” above), and the par value for any such canceled B Shares shall be paid by the Company to the Holder.

(c)    No Service Charge. No service charge shall be made for any exchange or registration of transfer of Warrants.

4.    Certificates for Shares. As soon as practicable upon the exercise of any Warrants, the Company shall, or shall direct its transfer agent to, issue the Holder a book-entry entitlement for the number of Shares so purchased and, if such exercise is in part, a new Warrant Certificate (dated the date hereof) of like tenor representing the remaining number of Shares purchasable under this Warrant Certificate.

5.    Issuance of Shares. The Company covenants that the Shares, when issued pursuant to the exercise of any Warrants represented by this Warrant Certificate, will be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof, provided that, at the time or times prescribed by applicable law, or reasonably requested by the Company, the Holder shall provide to the Company such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Company as will permit any issuance of securities to be made without withholding.

6.    Adjustment of Number of Shares. The number of and kind of securities purchasable upon exercise of any Warrants represented by this Warrant Certificate and the Exercise Price shall be subject to adjustment from time to time as follows (but not so as to result in any double adjustment and only as to preserve relative present value):

6.1    Merger. Consolidation or Sale of Assets. Without prejudice to, and subject to, the vesting of Warrants upon a Change of Control and subject to Holder’s rights pursuant to any other agreement between Holder and the Company, if at any time there shall be a merger or a consolidation of the Company with or into another entity, or a sale of all or substantially all of the assets of the Company in one or a series of related transactions, then, as part of such merger, consolidation or sale of assets, lawful provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of a Warrant, during the period specified herein and upon payment of the aggregate Exercise Price then in effect, the number of shares of stock or other securities or property (including cash) of the successor entity resulting from such merger, consolidation or sale, to which the Holder as the holder of the Ordinary Shares deliverable upon exercise of a Warrant would have been entitled in such merger, consolidation or sale if that Warrant had been exercised immediately before such merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Warrant Certificate with respect to the rights and interests of the Holder after the merger, consolidation or sale. This provision shall apply to successive mergers or consolidations. All unvested Warrants under this Agreement (including, in the event NFL exercises or has exercised its option to extend the License Agreement pursuant to the terms therein prior to a Change of Control, all additional unvested Warrants actually issued or to be issued for reason of such extension pursuant to clause (i) and/or (ii) of Section 12), shall immediately vest effective immediately prior to a Change of Control.

6.2    Reclassification. Recapitalization, etc. If the Company at any time shall, by subdivision, combination or reclassification of securities, recapitalization, automatic conversion, or other similar event affecting the number or character of outstanding shares of Ordinary Shares, or otherwise, change any of the securities as to which purchase rights represented by a Warrant exist into the same or a different number of securities of any other class or classes, each unexercised Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights represented by a Warrant immediately prior to such subdivision, combination, reclassification or other change (and the term “Ordinary Shares” as used in this Section 6 shall thereafter refer to such other type or class of securities, as applicable).

6.3    Split. Subdivision or Combination of Shares. If the Company at any time while any Warrant remains outstanding and unexpired shall split, subdivide or combine the securities as to which purchase rights represented by a Warrant exist, then the number of Shares underlying each unexercised Warrant shall be adjusted, from and after the date of determination of the shareholders participating in such split, subdivision or combination, to equal the number of Shares that the Holder would have held after such split, subdivision or combination had such Holder exercised that Warrant immediately prior to the record date for the determination of the shareholders participating in such split, subdivision or combination, and the exercise price of each Warrant shall be $0.01 per Share.

6.4    Ordinary Shares Dividends. If the Company at any time while any Warrants remain outstanding and unexpired pays a dividend with respect to Ordinary Shares payable in Ordinary Shares, or make any other distribution with respect to Ordinary Shares payable in Ordinary Shares, then the number of Shares underlying each Warrant shall be adjusted, from and after the date of determination of the shareholders entitled to receive such dividend or distribution, to the number of Shares that the Holder would have held after such dividend or distribution payable in Ordinary Shares had such holder exercised that Warrant immediately prior to the record date for the determination of stockholders entitled to receive such dividend or distribution, and the exercise price of each Warrant shall be $0.01 per Share.

6.5    Other Dividends. In case the Company at any time pays a dividend or makes a distribution on its Ordinary Shares (other than a dividend or distribution in Ordinary Shares), the Holder shall have the right thereafter to receive upon the exercise of any Warrant, in addition to the Ordinary Shares deliverable upon such exercise, the cash or kind and amount of other securities and property which the Holder would have been entitled to receive if the Holder had exercised that Warrant immediately prior to the record date for the determination of stockholders entitled to receive such dividend or distribution. The amount of any such other securities and property which the Holder shall thereafter be entitled to receive upon the exercise of a Warrant shall be subject to adjustment from time to time, in a manner and on terms as nearly equivalent as practicable to those contained herein with respect to the Ordinary Shares of the Company. The provisions of this Section 6.5 shall similarly apply to successive dividends or distributions of the character specified above.

6.6    Notice of Adjustments; Other Notices. Whenever the Exercise Price or number or type of securities issuable hereunder shall be adjusted pursuant to any provision of this Section 6 the Company shall issue and provide to the Holder, subject to the following sentence, prior written notice setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated and the Exercise Price and number of Shares purchasable hereunder after giving effect to such adjustment. In addition, so long as any Warrant shall be outstanding, (i) if the Company shall declare any dividend or make any distribution upon the Ordinary Shares or (ii) if any capital reorganization of the Company, reclassification of the capital stock of the Company, consolidation or merger of the Company with or into another entity, sale, lease or transfer of all or substantially all of the property and assets of the Company, or voluntary or involuntary dissolution, liquidation or winding up of the Company shall be effected, where such aforementioned events are not within the Liquidation Event, then in each such case, the Company shall cause to be mailed to the Holder, at least ten business days prior to the date specified in (x) or (y) below, as the case may be, a notice containing a brief description of the proposed action and stating the date on which (x) a record is to be taken for the purpose of such dividend or distribution, or (y) such reclassification, reorganization, consolidation, merger, conveyance, lease, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which the holders of Ordinary Shares or other securities shall receive cash or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.

7.    Reservation of Stock. The Company agrees during the term the Warrants are exercisable to purchase Shares to reserve and keep available from its authorized and unissued Ordinary Shares for the purpose of effecting the delivery upon exercise of any unexercised Warrants such number of validly issued, fully paid and nonassessable shares of Ordinary Shares as shall from time to time be deliverable upon the exercise of those Warrants.

8.    No Fractional Shares or Scrip. Subject to Section 14.3 of the Memorandum of Incorporation, no fractional shares or scrip representing fractional Shares shall be issued upon the exercise of any Warrants (after taking into account the aggregate Exercise Price payable for all exercised Warrants).

9.    Representations and Warranties of the Company. The Company represents and warrants to the Holder as follows:

(a)    The execution and delivery of this Warrant Certificate have been duly and properly authorized by all requisite corporate action of the Company, and no consent of any other person is required as a prerequisite to the validity and enforceability of this Warrant Certificate that has not been obtained. The Company has the full legal right, power and authority to execute and deliver this Warrant Certificate and to perform its obligations hereunder.

(b)    The Company is not a party to or otherwise subject to any contract or agreement that restricts or otherwise affects its right to execute and deliver this Warrant Certificate or to perform its obligations hereunder (including the issuance of Shares), except where all necessary consents or waivers have been obtained. Neither the execution, delivery nor performance of this Warrant Certificate (including the issuance of Shares) will conflict with, result in a breach of the terms, conditions or provisions of, constitute a default under, result in any violation of, result in the creation of any lien upon any properties of the Company under, require any consent, approval or other action by or notice to or filing with any court or governmental body pursuant to, the Company’s certificate of incorporation or bylaws, any award of any arbitrator or any agreement, instrument or law to which the Company is subject or by which it is bound, other than such consent, approval or action which has been obtained prior to the date hereof.

(c)    The issuance of this Warrant Certificate is, and assuming the continuing accuracy of the Holder’s representations and warranties herein and no change in applicable law, the issuance of the Shares upon exercise of this Warrant will be, exempt from registration and qualification under applicable federal and state securities laws. The Warrant Shares, when issued pursuant to the terms hereof, will be fully paid, nonassessable, and not subject to any liens or encumbrances.

10.    Representations and Warranties by the Holder. The Holder represents and warrants to the Company as follows:

(a)    The Warrants and the Shares issuable upon exercise thereof are being acquired for its own account, for investment and not with a view to, or for resale in connection with, any distribution or public offering within the meaning of the Act.

(b)    The Holder understands that the Warrants and the Shares have not been registered under the Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Act pursuant to Section 4(a)(2) thereof, and that the Holder bears the economic risk of such investment, unless a subsequent disposition thereof is registered under the Act or is exempt from or not subject to such registration.

(c)    The Holder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the acquisition of the Warrants and the Shares purchasable pursuant to the terms of this Warrant Certificate.

(d)    The Holder is able to bear the economic risk of the purchase of the Shares.

11.    Stapled Transfers. The Holder acknowledges that each Warrant is stapled to a B share. The Holder covenants and agrees that (i) each B Share held by it shall only be Transferred together with a Warrant (and vice versa), (ii) as a condition of any Transfer of any Warrant to the extent permitted under this Agreement, a Transferee must acquire a corresponding number of B Shares in connection with, and as a condition of, such Transfer and (iii)

upon each purchase of a Share pursuant to the exercise of a Warrant, a B Share shall be repurchased or, in the Company’s discretion, redeemed by the Company and cancelled at par value, in each case, in accordance with the Memorandum of Incorporation. In the event that the number of Shares underlying a Warrant is adjusted pursuant to Section 6 of this Warrant Certificate, the number of B Shares stapled to a Warrant shall be correspondingly adjusted in accordance with the Memorandum of Incorporation. Any attempted Transfer of any Warrant or B Share in contravention of this Section 11 shall be null and void ab initio and shall not operate to Transfer any Warrant, any B Share, any Share issuable upon conversion of a Warrant or any economic interest in any Warrants, in each case, to any purported Transferee.

12.    Additional Warrants and B Shares. The Company agrees that, (i) upon the extension of the License Agreement by NFL through March 31, 2026 as set out in paragraph 2 under the heading “Equity” of Section VIII of the License Agreement, the Company will issue 2,000,000 additional Warrants to purchase one (1) Ordinary Share each to NFL that will vest on April 1, 2025, with a $0.01 strike price, stapled to 2,000,000 B Shares; and (ii) upon the extension of the License Agreement by NFL through March 31, 2027 as set out in paragraph 3 under the heading “Equity” of Section VIII of the License Agreement that, the Company will issue 2,000,000 additional Warrants to purchase one (1) Ordinary Share each to NFL that will vest on April 1, 2026, with a $0.01 strike price, stapled to 2,000,000 B Shares, with such Warrants in each case to be represented by new Warrant Certificates of like tenor to this Warrant Certificate, provided, that, in the event NFL exercises or has exercised its option to extend the License Agreement, in each case prior to a Change of Control, then, effective immediately prior to the consummation of a Change of Control, any additional unvested Warrants actually issued or to be issued for reason of such extension pursuant to clause (i) and/or (ii) of this Section 12 shall immediately vest.

13.     Termination. In the event of any termination of the License Agreement pursuant to Section V of Appendix I thereunder, all unvested Warrants and the B Shares stapled thereto issued hereunder shall immediately be cancelled or redeemed for nil consideration as applicable and cease to exist or be of any effect.

14.    Restrictive Legend. The Warrants, the Shares and the B Shares (unless registered under the Act) shall be stamped or imprinted with a legend in substantially the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER CONTAINED IN AN AGREEMENT COVERING THE PURCHASE OF THESE SHARES. COPIES OF THE AGREEMENT COVERING THE PURCHASE OF THESE SHARES AND RESTRICTING THEIR TRANSFER MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.

15.    Warrants Nontransferable. Subject to the terms and conditions of the Investor Rights Agreement and any other agreement or arrangement entered into between the Company and the original Holder hereof, this Warrant Certificate, the rights and obligations hereunder and the Warrants are nontransferable, provided, that, Holder shall be permitted to Transfer any Warrant that is vested pursuant to the schedule set forth on Exhibit B solely to a NFL Permitted Transferee, subject to such NFL Permitted Transferee entering into a joinder to the Investor Rights Agreement, or otherwise with the written consent of the Company.

16.    Replacement on Loss; Division and Combination.

(a)    Replacement of Warrant Certificate on Loss. Upon the loss, theft, destruction or mutilation of this Warrant Certificate and upon delivery of an indemnity reasonably satisfactory to the Company (it being understood that a written indemnification agreement or affidavit of loss of the Holder shall be a sufficient indemnity) and, in case of mutilation, upon surrender of such Warrant Certificate for cancellation to the Company, the Company at its own expense shall execute and deliver to the Holder, in lieu hereof, a new Warrant Certificate of like denomination, date and tenor and representing an equivalent number of Warrants as the Warrant Certificate so lost, stolen, mutilated or destroyed; provided, that, in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to the Company for cancellation.

(b)    Division and Combination of Warrants. Subject to compliance with the applicable provisions of this Warrant and the Investor Rights Agreement as to any transfer or other assignment which may be involved in such division or combination, the Warrants represented by this Warrant Certificate may be divided or, following any such division of the Warrants represented by this Warrant Certificate, subsequently combined with other Warrant Certificates, upon the surrender of the Warrant Certificate or Certificates to the Company at its then principal executive offices, together with a written notice specifying the names and denominations in which new Warrant Certificate(s) are to be issued, signed by the respective Holders or their agents or attorneys. Subject to compliance with the applicable provisions of this Warrant Certificate and the Investor Rights Agreement as to any transfer or assignment which may be involved in such division or combination, the Company shall at its own expense execute and deliver a new Warrant Certificate or Certificates in exchange for the Warrant Certificate or Certificates so surrendered in accordance with such notice. Such new Warrant Certificate or Certificates shall be of like tenor to the surrendered Warrant Certificate or Certificates and shall represent in the aggregate an equivalent number of Warrants as the Warrant Certificate or Certificates so surrendered in accordance with such notice.

17.    Notices. All notices hereunder shall be effective when given, and shall be deemed to be given upon receipt or, if earlier, (a) upon delivery, if delivered by hand, (b) one business day after the business day of email transmission, if delivered by email transmission, and shall be addressed (i) if to the Holder, to 345 Park Avenue, New York, NY 10154, Attn: Brent Lawton, VP (email: Brent.Lawton@nfl.com), with a copy to National Football League, 345 Park Avenue, New York, NY 10154, Attn: Doug Mishkin, Counsel (email: Douglas.Mishkin@nfl.com), and Matthew Morgado, Counsel (email: Matthew.Morgado@NFL.com), with a copy (which does not constitute notice) to David Blittner (email: David.Blittner@ropesgray.com), Ropes & Gray LLP, 1211 Avenue of the Americas, New York, NY 10036, and (ii) if to the Company, to 10 Bloomsbury Way, Holborn, London WC1A 2SL, Attn: Jack Davison, Chief Commercial Officer (email: jack.davison@geniussports.com), with a copy (which does not constitute notice) to Genius Sports Media Inc., 413 West 14th Street, 2nd Floor, Suite 247, New York, NY 10014, or at such other address or electronic mail addresses as the Holder or the Company (as applicable) shall have furnished in writing by notice given to the other party pursuant to this provision.

18.    Governing Law. This Warrant Certificate shall be governed by the laws of the State of New York and the New York federal courts as the exclusive courts of jurisdiction, without regard to the conflicts of law provisions of any jurisdiction. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS AGREEMENT IS HEREBY WAIVED.

19.    Successor and Assigns. This Warrant Certificate and the rights evidenced hereby shall be binding upon and shall inure to the benefit of the parties hereto and the successors of the Company and the successors and permitted assigns of the Holder. Such successors and/or permitted assigns of the Holder shall be deemed to be a Holder for all purposes hereunder.

20.    No Third-Party Beneficiaries. This Warrant Certificate is for the sole benefit of the Company and the Holder and their respective successors and, in the case of the Holder, permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Warrant Certificate.

21.    Amendments and Waivers. No modification of or amendment to this Warrant Certificate, nor any waiver of any rights under this Warrant Certificate, will be effective unless in a writing signed by both parties hereto. Waiver by the Holder of a breach of any provision of this Warrant Certificate will not operate as a waiver of any other or subsequent breach.

22.    Counterparts. This Warrant Certificate may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Facsimile copies or pdf copies of signature pages shall be binding originals.

23.    Equitable Relief. Each of the Company and the Holder acknowledges that a breach or threatened breach by such party of any of its obligations under this Warrant Certificate would give rise to irreparable harm to the other party hereto for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, the other party hereto shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.

24.    Tax Matters.

(a)    Each of the Company and the Holder agrees that each Warrant and the B Share stapled thereto will, together, be treated as a single outstanding share of voting common equity for U.S. federal income tax purposes, and each of the Company and the Holder will file (and cause their Affiliates to file) all tax returns and take all tax positions (including in connection with any tax audit) in a manner consistent with such treatment, unless otherwise required by (i) a contrary final determination by an applicable taxing authority or (ii) applicable non-U.S. tax law.

[Signature page follows]

The Company has caused this Warrant Certificate to be issued as of the date first written above.

GENIUS SPORTS LIMITED

By:	/s/ Mark Locke
Name: Mark Locke
Title: Chief Executive Officer

ACKNOWLEDGED AND AGREED
(and the Holder hereby makes the representations and warranties by Holder set forth above):

HOLDER:

NFL ENTERPRISES LLC

By:	/s/ Kevin LaForce
Name: Kevin LaForce
Title: SVP, Media Strategy and Business Development

EXHIBIT A

NOTICE OF EXERCISE

TO:	Genius Sports Limited
10 Bloomsbury Way
Holborn, London
WC1A 2SL
Attention: Tom Russell, General Counsel

AND TO:	Genius Sports Media Inc.
413 West 14th Street, 2nd Floor, Suite 247
New York, NY 10014

1.    The undersigned hereby elects to purchase                      shares of Genius Sports Limited pursuant to the terms of the attached Warrant Certificate.

2.    Method of Exercise (Please initial the applicable blank):

        The undersigned elects to exercise the Warrants represented by the attached Warrant Certificate by means of a cash payment, and tenders herewith or by concurrent wire transfer payment in full for the purchase price of the shares being purchased.

        The undersigned elects to exercise the Warrants represented by the attached Warrant Certificate by means of the net exercise provisions of Section 3(b) of the Warrant Certificate.

3.    Please issue a certificate or certificates, including book-entry entitlements, representing said Shares in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

4.    The undersigned hereby represents and warrants that the aforesaid Shares are being acquired for the account of the undersigned for investment and not with a view to, or for resale, in connection with the distribution thereof, and that the undersigned has no present intention of distributing or reselling such shares and all representations and warranties of the undersigned set forth in the attached Warrant Certificate are true and correct as of the date hereof.

(Signature)

(Name)

(Date)	(Title)

EXHIBIT B

Vesting Terms

The Warrants represented by the attached Warrant Certificate will become exercisable, earned, and vested on the earlier of: (i) with respect to the below indicated Warrants on the dates set forth below and (ii) with respect to any Warrants that remain unvested upon a Change of Control, shall vest effective immediately prior to such Change of Control:

	Vesting Date	Warrants
I	Upon the issuance of the attached Warrant Certificate.	11,250,000
II	April 1, 2022	4,250,000
III	April 1, 2023	3,000,000
	TOTAL:	18,500,000